Exhibit 99.2

For Immediate Release

NEWS

Contact:	John Haudrich (investors) 314-746-1266
Stephanie Meiners (investors) 314-746-1211
Tom Lange (media) 314-746-1236
Mylène Labrie (Canada) 514-864-5103
www.smurfit-stone.com

SMURFIT-STONE CLOSES ON SALE
OF ITS CONSUMER PACKAGING DIVISION

Chicago, June 30, 2006 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) announced today that it has completed the previously announced sale of its Consumer Packaging division to a company formed by Texas Pacific Group, for approximately $1.04 billion.

“Closing on the sale of our Consumer Packaging division represents another major achievement in the execution of our strategic plan. Net proceeds from the sale will be applied to debt reduction, providing Smurfit-Stone the additional financial flexibility to execute our strategic initiatives. I am pleased with the value we received for this operation and our ability to quickly conclude the transaction,” said Charles A. Hinrichs, senior vice president and chief financial officer.

The sale will result in a pre-tax gain of approximately $170 million and an after-tax loss of approximately $4 million, subject to the finalization of certain post-closing adjustments. The after-tax loss is the result of a provision for income taxes that is higher than the statutory income tax rate due to the nondeductibility of goodwill. The taxable gain on the sale will be substantially offset by existing net operating loss carry forwards.

“We extend our best wishes to our consumer packaging colleagues in their new endeavor. With this move, Smurfit-Stone will focus on our core business, allowing us to provide exceptional value to our customers through leveraging our market leading corrugated operations and award-winning innovative packaging solutions,” concluded Patrick J. Moore, chairman and chief executive officer.

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s premier integrated paperboard and paper-based packaging manufacturer. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium, kraft paper, corrugated containers, point-of-purchase displays, and solid bleached sulfate. The company is one of the world’s largest collectors and marketers of recovered fiber. Smurfit-Stone operates approximately 200 facilities located primarily in the U.S.,Canada and Mexico, and employs approximately 27,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2005, as updated from time to time in the company’s Securities and Exchange Commission filings.